As filed with the Securities and Exchange Commission on June 5, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________

CHINA TRANSINFO TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)
 _________________________________________

Nevada	87-0616524
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

07 Floor E-Wing Center
No. 113 Zhichunlu, Haidian District
Beijing, China 100086
(Address of Principal Executive Offices, including zip code)
_________________________________________

China TransInfo Technology Corp. 2009 Equity Incentive Plan
(Full title of the plan)

Copies of Correspondence to:

Shudong Xia	Louis A. Bevilacqua, Esq.
Chief Executive Officer and President	Pillsbury Winthrop Shaw Pittman LLP
07 Floor E-Wing Center	2300 N Street, N.W.
No. 113 Zhichunlu, Haidian District	Washington, D.C. 20037
Beijing, China 100086	(202) 663-8000
(86 10) 82671299
(Name, address, and telephone number, including area
code, of agent for service)

_________________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities	Amount to be	offering price per	aggregate	Amount of
to be registered	registered(1)	share	offering price	registration fee
Common stock,
$0.001 par value per
share (Common Stock")	3,000,000(2)	$4.83(3)	$14,490,000	$809

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Pursuant to Rule 457(c) under the Securities Act, the registration fee for the 3,000,000 shares available to be offered or sold under the China TransInfo Technology Corp. 2009 Equity Incentive Plan is based upon a price of $4.83 per share, the average of the high and low sale prices of the Common Stock as reported on the NASDAQ Capital Market as of May 29, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All Information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Company with the Securities and Exchange Commission (the "SEC"), are incorporated in this Registration Statement by reference:

(a)

The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 25, 2009;

(b)

The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 12, 2009;

(c)

The Company’s Current Reports on Form 8-K, filed with the SEC on February 6, 2009 and June 3, 2009; and

(d)

The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A, filed with the SEC on July 24, 2008, pursuant to Section 12(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any further amendment or report filed hereafter for the purpose of updating such description.

All documents that the Company files after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and will automatically update information in this prospectus; provided, however, that notwithstanding the forgoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.138 of the Nevada Revised Statutes, or NRS, provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our articles of incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, the Company’s bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

  The Company shall indemnify its directors to the fullest extent permitted by the Nevada Revised Statutes and may, if and to the extent authorized by the Board of Directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

  The Company may at the discretion of the Board of Directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such. The Company has entered into separate agreements with certain directors indemnifying them to the fullest extent permitted by the foregoing. The Company has also purchased director and officer liability insurance, as permitted by its bylaws.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibit	Description

4.1*	China TransInfo Technology Corp. 2009 Equity Incentive Plan (filed as Exhibit B to the Registrant’s Proxy Statement dated April 30, 2009 relating to the Registrant’s 2009 Annual Meeting of Shareholders, and incorporated by reference herein)

5.1	Opinion of Holland & Hart LLP

23.1	Consent of Simon & Edward, LLP, Certified Public Accountants

23.2	Consent of Holland & Hart LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page to this Registration Statement)

______________________
* Incorporated by reference.

ITEM 9. UNDERTAKINGS.

(A)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)

To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Beijing, People’s Republic of China, on this 5th day of June, 2009.

CHINA TRANSINFO TECHNOLOGY CORP.

By	/s/ Shudong Xia
Shudong Xia
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement on Form S-8 appears below hereby constitutes and appoints Shudong Xia and Zhihai Mao, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any registration statement for the same offering covered by this Registration Statement on Form S-8 that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 5, 2009.

SIGNATURE	TITLE

/s/ Shudong Xia	Chief Executive Officer, President and Chairman
Shudong Xia	(Principal Executive Officer)

/s/ Zhihai Mao	Chief Financial Officer
Zhihai Mao	(Principal Financial Officer and Accounting Officer)

/s/ Zhiping Zhang	Vice President of Research and Development
Zhiping Zhang

/s/ Zhibin Lai	Vice President
Zhibin Lai

/s/ Danxia Huang	Vice President of Finance, Director
Danxia Huang

/s/ Jay Trien	Director
Jay Trien

/s/ Zhongsu Chen	Director
Zhongsu Chen

/s/ Dan Liu	Director
Dan Liu

/s/ Brandon Ho-Ping Lin	Director
Brandon Ho-Ping Lin

/s/ Dongyuan Yang	Director
Dongyuan Yang

INDEX TO EXHIBITS

Exhibit	Description

4.1*	China TransInfo Technology Corp. 2009 Equity Incentive Plan (filed as Exhibit B to the Registrant’s Proxy Statement dated April 30, 2009 relating to the Registrant’s 2009 Annual Meeting of Shareholders, and incorporated by reference herein)

5.1	Opinion of Holland & Hart LLP

23.1	Consent of Simon & Edward, LLP, Certified Public Accountants

23.2	Consent of Holland & Hart LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page to this Registration Statement)

___________________
* Incorporated by reference.